Pursuant to Rule 424(b)(3)
PROSPECTUS                                                  (File No. 333-31058)

                         AUTOMATIC DATA PROCESSING, INC.

                                 178,228 Shares

                                  Common Stock

                            ------------------------

   This prospectus relates to the public       Our company's shares of common
offering, which is not being                stock are traded on the New York
underwritten, of 178,228 shares of our      Stock Exchange, the Chicago Stock
company's common stock. The common stock    Exchange and the Pacific Stock
is held by some of the former               Exchange under the symbol "AUD." On
stockholders of Time Resource               March 16, 2000, ADP's stock price on
Management, Inc., who are listed on page    the New York Stock Exchange was
2 of this document. These stockholders      $54.75.
obtained their shares of ADP common
stock in connection with a stock
purchase agreement dated as of February
11, 1998, whereby ADP acquired all of
the stock of Time Resource Management,
Inc.

   These stockholders may sell their ADP
shares at prices which are based on the
market price of the stock in negotiated
transactions. ADP will not receive any
of the proceeds from the sale of the
shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ADP common stock to be issued in connection with this document or determined that this document is accurate or adequate. Any representation to the contrary is a criminal offense.

                                 March 17, 2000

                                Table of Contents


THE COMPANY..................................................................1

USE OF PROCEEDS..............................................................1

THE SELLING STOCKHOLDERS.....................................................2

PLAN OF DISTRIBUTION.........................................................3

EXPERTS......................................................................3

LEGAL OPINION................................................................3

WHERE YOU CAN FIND MORE INFORMATION..........................................4

                                   THE COMPANY

      Our company is engaged in the computing services business. With over 450,000 clients, we are one of the largest companies in the world dedicated to providing computerized transaction processing, data communications and information services. Our services include:

      o   payroll, payroll tax and human resource management;

      o   securities transaction processing and investor communication services;

      o industry-specific computing and consulting services for auto and truck dealers; and

      o computerized auto repair estimating, auto parts availability services and fee and utilization audits of bodily injury claims.

      Our company's principal executive offices are located at One ADP Boulevard, Roseland, New Jersey 07068.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders.

                            THE SELLING STOCKHOLDERS

      The selling stockholders received shares of common stock from ADP on February 20, 1998 in connection*/ with a stock purchase agreement dated as of February 11, 1998, whereby ADP acquired all of the capital stock of Time Resource Management, Inc., a Missouri corporation owned by the selling stockholders. Pursuant to a subsequent agreement dated December 23, 1999, 17,064 shares of ADP common stock were then issued to Robert Young, and 161,164 shares were issued to Preserve Capital, L.C.

      We list below with respect to the selling stockholders (1) the number of shares of ADP common stock beneficially owned as of February 24, 2000 and prior to the offering covered by this prospectus, (2) the maximum number of shares of ADP common stock which may be sold in the offering and (3) the number of shares of ADP common stock which will be beneficially owned after the offering, assuming the sale of all the shares set forth in (2) above.

                                        Beneficial Ownership          Shares To Be         Beneficial Ownership
                                         Prior to Offering               Offered              After Offering
Selling Stockholder                   Shares        Percentage           -------         Shares        Percentage
-------------------                   ------        ----------                           ------        ----------
Robert Young                          38,268 1/         *                 17,064         21,204            *
Preserve Capital, L.C.               161,164            *                161,164           0               0

--------
*     Less than 1%.
1/ Includes 109 shares held in escrow pursuant to the stock purchase agreement.

                              PLAN OF DISTRIBUTION

      We are registering 178,228 shares of ADP common stock on behalf of the selling stockholders. We issued all of these shares in connection with our acquisition of Time Resource Management, Inc.

      The selling stockholders may choose to sell their shares from time to time on the New York Stock Exchange, the Chicago Stock Exchange and/or the Pacific Stock Exchange, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in privately negotiated transactions or through a combination of these methods. In addition, these selling stockholders may choose one or more of the following alternatives:

      o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      The selling stockholders and any broker-dealers who act in connection with the sale of their shares of ADP common stock under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares of ADP common stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. ADP has agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

                                     EXPERTS

      The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended June 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL OPINION

      James B. Benson, Esq., Vice President, Secretary and General Counsel of ADP, will issue an opinion about the legality of the ADP common stock being offered by this prospectus. As of the date of this prospectus, Mr. Benson beneficially owns 74,456 shares of ADP's common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call 1-800-SEC- 0330 for further information on the operation of the Public Reference Room. Reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including our filings, are also available to the public from the Securities and Exchange Commission's Web site at "http://www.sec.gov."

      Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange, and such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the office of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange, 618 South Spring Street, Los Angeles, California 90015 and 301 Pine Street, San Francisco, California 94104.

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act. This prospectus is a part of the registration statement and constitutes a prospectus of our company for the ADP common stock to be sold by the selling stockholders. As allowed by the Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important business and financial information about us to you that is not included in or delivered with this prospectus by referring you to those documents.

      The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the offering of our company's shares of common stock:

1.    Annual Report on Form 10-K of ADP for the fiscal year ended June 30, 1999.

2. Quarterly Reports on Form 10-Q filed by ADP for the fiscal quarters ended September 30, 1999 and December 31, 1999.

3. The description of ADP common stock contained in ADP's Registration Statement on Form 8-A.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      James B. Benson, Esq.,
      Corporate Vice President, Secretary and General Counsel
      Automatic Data Processing, Inc.
      One ADP Boulevard
      Roseland, New Jersey 07068
      Telephone requests may be directed to (973) 974-5000.

      We have not authorized anyone to give any information or make any representation about our company that differs from or adds to the information in this prospectus or in our documents or the documents that we publicly file with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

      The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.